                                                                  Exhibit 4.13.1

                               INDEMNITY AGREEMENT

      THIS INDEMNITY AGREEMENT (this "Indemnity Agreement"), dated as of March 1, 1997, is made by and between GEORGIA TRANSMISSION CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION) ("GTC") and OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP GENERATION & TRANSMISSION CORPORATION) ("OPC").

                                    RECITALS

      The Authorities have issued the Bonds on behalf of OPC and have loaned the proceeds of the sale of the Bonds to OPC pursuant to the Loan Agreements and the Notes (as all such terms are defined below). OPC's payment obligations under the Loan Agreements and the Notes are secured under OPC's Consolidated Mortgage and Security Agreement, dated as of September 1, 1994, made by and among OPC, as mortgagor, and the United States of America (the "Government"), acting through the Administrator of the Rural Utilities Service (as successor to the powers of the Rural Electrification Administration), CoBank, ACB (formerly known as the National Bank for Cooperatives) ("CoBank"), Credit Suisse, acting by and through its New York Branch (the "Credit Bank"), and SunTrust Bank, Atlanta (formerly known as Trust Company Bank), as trustee (the "Trustees") under the Bond Indentures (as defined below), as mortgagees (as such instrument may be amended, modified, supplemented, restated, consolidated or replaced, the "OPC Mortgage"). Pursuant to the OPC Mortgage, OPC has granted the mortgagees a lien on substantially all of its assets, including the assets which comprise its transmission business.

      OPC, GTC and Georgia System Operations Corporation ("GSOC") have entered into an Second Amended and Restated Restructuring Agreement, dated as of February 24, 1997 (as it may have been or may be amended from time to time, the "Restructuring Agreement"), under which OPC has agreed to transfer its transmission business, including its transmission assets, to GTC (OPC has also agreed pursuant to the Restructuring Agreement to transfer its system operations business, including its system operations assets, to GSOC). The purchase price to be paid by GTC to OPC pursuant to the Restructuring Agreement for the transmission business will be paid by: (i) GTC's assumption of a pro rata portion of OPC's existing obligations secured under the OPC Mortgage, including a portion of OPC's payment obligations under the Loan Agreements, the Notes and the Related Financial Arrangements (as such term is defined below); (ii) GTC's assumption of certain transmission liabilities; and (iii) the remainder in cash. To evidence GTC's assumption of a portion of OPC's payment obligations on the Loan Agreements and the Notes, GTC has entered into Assumption Agreements, dated of even date herewith, for the benefit of each of the Trustees (collectively, the "Assumption Agreements"). GTC and OPC are entering into this Indemnity Agreement to set forth their respective rights and obligations with respect to the Bonds, the Loan Agreements, the Notes, the Assumption Agreements and the Related Financial Arrangements.

      GTC has entered into an Indenture with SunTrust Bank, Atlanta, dated as of March 1, 1997 (as such instrument may be amended, modified, supplemented, restated, consolidated or replaced, the "GTC Indenture"), and has secured under the GTC Indenture its obligations pursuant to the Assumption Agreements. GTC has granted a lien on substantially all of its assets which comprise its transmission business pursuant to the GTC Indenture, including the transmission assets transferred to it by OPC.

      NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OPC and GTC agree as follows:

      SECTION 1. Definitions. The terms defined in this Section 1 shall for all purposes of this Indemnity Agreement have the meanings herein specified, except as otherwise expressly provided or unless the context otherwise requires:

      "Authorities" shall mean the Development Authority of Appling County (Georgia), the Development Authority of Burke County (Georgia), the Development Authority of Heard County (Georgia) and the Development Authority of Monroe County (Georgia).

      "Bonds" shall mean the Development Authority of Appling County (Georgia) Pollution Control Revenue Bonds (Oglethorpe Power Corporation Hatch Project) Series 1993, the Development Authority of Appling County (Georgia) Pollution Control Revenue Bonds (Oglethorpe Power Corporation Hatch Project) Series 1994, the Development Authority of Burke County (Georgia) Adjustable Tender Pollution Control Revenue Bonds (Oglethorpe Power Corporation Vogtle Project) Series 1993A, the Development Authority of Burke County (Georgia) Pollution Control Revenue Bonds (Oglethorpe Power Corporation Vogtle Project) Series 1993B, the Development Authority of Burke County (Georgia) Adjustable Tender Pollution Control Revenue Bonds (Oglethorpe Power Corporation Vogtle Project) Series 1994A, the Development Authority of Burke County (Georgia) Pollution Control Revenue Bonds (Oglethorpe Power Corporation Vogtle Project) Series 1994B, the Development Authority of Burke County (Georgia) Pollution Control Revenue Bonds (Oglethorpe Power Corporation Vogtle Project) Series 1997A, the Development Authority of Heard County (Georgia) Pollution Control Revenue Bonds (Oglethorpe Power Corporation Wansley Project) Series 1993 and the Development Authority of Monroe County (Georgia) Pollution Control Revenue Bonds (Oglethorpe Power Corporation Scherer Project) Series 1992A.

      "Bond Indentures" shall mean, collectively, the Trust Indentures between the Authorities and the Trustees relating to the Bonds (including any amendments or supplements thereto).

      "GTC Assumption Percentage" shall mean, with respect to a portion of the Loan Agreements and the Notes representing each maturity of each issue of the Bonds, initially sixteen and eight hundred sixty-four thousandths percent (16.864%), as such percentage may be adjusted pursuant to Section 3 of the Assumption Agreement relating to such issue of the Bonds.


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

      "Loan Agreements" shall mean, collectively, the Loan Agreements, between OPC and the Authorities (including any amendments or supplements thereto).

      "Notes" shall mean, collectively, the mortgage notes of OPC (including any amendments or supplements thereto) issued in respect of the Bonds to evidence the obligation of OPC under the Loan Agreements to pay to the Authorities an amount sufficient to pay the principal of and premium, if any, and interest on, and to the extent applicable under the Bond Indentures and Loan Agreements the purchase price of, the Bonds.

      "OPC Sole Liability Percentage" shall mean, with respect to a portion of the Loan Agreements and the Notes representing each maturity of each issue of the Bonds, the percentage equal to one hundred percent (100%) minus the GTC Assumption Percentage, as such GTC Assumption Percentage may be adjusted pursuant to Section 3 of the Assumption Agreement relating to such issue of the Bonds.

      "Related Financial Arrangements" shall mean, with respect to each maturity of each issue of the Bonds, any interest rate swap agreements, credit and liquidity facilities and other similar financial arrangements entered into by OPC in connection with or otherwise related to such maturity of such issue of the Bonds.

      SECTION 2. Assumption. Pursuant to the Assumption Agreements, GTC has assumed joint and several liability, along with OPC, to the Trustees, for the benefit of the holders of the Bonds and the Trustees, for the payment when due and payable of the then applicable GTC Assumption Percentage of each payment of principal, premium (if any) and interest, and the purchase price, due and payable under the Loan Agreements and the Notes, including any obligation to make payments on account of debt service reserve or other similar funds under the Bond Indentures and any obligation to pay any trustee's, the Authorities' or paying agent's fees and expenses (including attorney's fees), amounts due under any indemnities, and any and all other amounts due under the Loan Agreements and the Notes.

      SECTION 3. Indemnity. OPC and GTC agree that, as between OPC and GTC, OPC will be liable for, will be the primary obligor for, and will indemnify GTC with respect to, the OPC Sole Liability Percentage of the principal of and premium (if any) and interest on, to the extent applicable under the Bond Indentures and Loan Agreements, the purchase price of, and all other amounts due under the Loan Agreements and the Notes with respect to each maturity of each issue of the Bonds; and GTC will be liable for, will be the primary obligor for, and will indemnify OPC with respect to, the GTC Assumption Percentage of the principal of and premium (if any) and interest on, to the extent applicable under the Bond Indentures and Loan Agreements the purchase price of, and all other amounts due under the Loan Agreements and the Notes with respect to each maturity of each issue of the Bonds; provided, that, as between the parties hereto, OPC shall have the full benefit of, and responsibility for, the debt service reserve and other funds under the Bond Indentures except to the extent that any draws are made on such funds to pay amounts otherwise due from GTC under the Assumption Agreements, in which case such amounts immediately shall be paid in same day


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

funds by GTC to OPC or to the applicable Trustee (as directed by OPC) to reimburse such fund for such draw. In the event either party makes a payment on any obligation for which the other party is the primary obligor pursuant to this
Section 3, the primary obligor immediately shall reimburse the paying party in same day funds with interest in an amount equal to the lesser of (i) the maximum rate lawfully payable, or (ii) the amount that would cause the paying party to earn an investment yield (as calculated in accordance with section 1.148-5(b) of the Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended) in respect of such reimbursable payment that is equal to the yield on the Bonds (as calculated in accordance with section 1.148-4 of the Treasury regulations) to which such reimbursable payment is allocable (under section 1.148-6 or other applicable provisions of the Treasury regulations).

      SECTION 4. Prepayment and Acceleration of Assumption Obligations.

            (a) Pursuant to the Assumption Agreements, GTC has the right at any time to prepay its assumption obligations under the Loan Agreements and the Notes with respect to any maturity of any issue of the Bonds. OPC agrees to take all action reasonably requested by GTC to permit GTC to exercise such right of prepayment; provided, that (i) GTC shall reimburse OPC for any expenses incurred by OPC in connection therewith and (ii) OPC shall not be required, and GTC shall not be permitted, to take any action that would (A) cause the interest earned by holders of any of the Bonds to become taxable under federal income tax law or (B) have an adverse economic impact on OPC (unless GTC fully reimburses OPC in connection with any such adverse economic impact).

            (b) Pursuant to the Loan Agreements and the Notes, OPC has the right at certain times to prepay its obligations with respect to any maturity of any issue of the Bonds. GTC agrees to take all action reasonably requested by OPC to permit OPC to exercise such right of prepayment, including GTC prepaying its assumption obligation with respect to such Bonds; provided, that (i) OPC shall reimburse GTC for any expenses incurred by GTC in connection therewith, (ii) OPC shall be responsible for the premiums, if any, due with respect to such prepayment (unless GTC shall have previously prepaid its assumption obligation with respect to such maturity of such issue of the Bonds), and (iii) GTC shall have the right to elect to fund its prepayment through an assumption of a corresponding amount of any refunding indebtedness issued by OPC in connection with such prepayment of the Bonds if such assumption would not result in the interest earned by any of the holders of the refunding indebtedness being taxable under federal income tax law, such assumption to be evidenced in agreements in the form of this Indemnity Agreement and the Assumption Agreements.

      SECTION 5. Related Financial Arrangements. GTC agrees to assume, and to the extent reasonably possible obtain OPC's release as to, the GTC Assumption Percentage of all obligations under and with respect to any Related Financial Arrangement with respect to each maturity of each issue of the Bonds, including obligations for the payment of swap amounts and applicable termination payments due under interest rate swap agreements, and all fees, expenses and


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

other charges due with respect to any credit and liquidity facilities. To the extent that OPC is not released from any such obligations to be assumed by GTC, GTC agrees to be liable for and to indemnify OPC with respect to the GTC Assumption Percentage of such obligations and, in the event OPC makes a payment on such obligations which pursuant to this Section 5 is to be made by GTC, GTC immediately shall reimburse OPC in same day funds with interest equal to the lesser of (i) the maximum rate lawfully payable, or (ii) the variable prime rate as announced by SunTrust Bank, Atlanta or any other bank mutually agreed to by the parties.

      SECTION 6. Security; Term. GTC's obligations under the Assumption Agreements are secured under the GTC Indenture. In the event GTC fulfills all of its obligations under this Indemnity Agreement by making all of the payments provided for herein and in the Assumption Agreements, this Indemnity Agreement shall be canceled and OPC shall execute such documents and instruments as may be requested by GTC to evidence or effect the foregoing.

      SECTION 7. Further Assurances. If at any time any further actions are necessary or desirable to evidence or effect the indemnity and agreements contemplated by this Indemnity Agreement, or otherwise to carry out the purposes and provisions of this Indemnity Agreement, each of OPC and GTC shall take such action and execute and deliver such instruments as are necessary or desirable to evidence and effect the indemnity and agreements contemplated hereby and otherwise to carry out the purposes and provisions of this Indemnity Agreement.

      SECTION 8. Binding Effect. This Indemnity Agreement shall inure to the benefit of, and shall be binding upon, each of OPC and GTC and their respective successors and assigns. This Indemnity Agreement may not be assigned without the consent of all parties.

      SECTION 9. Severability. If any provision of this Indemnity Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

      SECTION 10. Effectiveness. The effectiveness of this Indemnity Agreement and the parties obligations hereunder shall commence on the "Effective Date" as defined in the Restructuring Agreement.

      SECTION 11. Execution Counterparts. This Indemnity Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

      SECTION 12. Law Governing Construction of Indemnity Agreement. This Indemnity Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

                           [Signatures on next page.]


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

      IN WITNESS WHEREOF, each of GTC and OPC has caused this Indemnity Agreement to be executed in its corporate name and its corporate seal hereunto affixed and attested by its duly authorized officer, all as of the date first above written.

                                            GEORGIA TRANSMISSION CORPORATION
                                            (AN ELECTRIC MEMBERSHIP
                                            CORPORATION)

                                            By:  /s/ Charles R. Fendley
                                               ---------------------------------
                                                  Chairman of the Board

(SEAL)

Attest:


  /s/ Roy Tollerson, Jr.                    OGLETHORPE POWER CORPORATION
----------------------------                (AN ELECTRIC MEMBERSHIP
Secretary                                   GENERATION & TRANSMISSION
                                            CORPORATION)


                                            By:  /s/ J. Calvin Earwood
                                               ---------------------------------
                                                  Chairman of the Board


(SEAL)

Attest:


  /s/ Patricia N. Nash
----------------------------
Assistant Secretary


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